EXHIBIT 99.1

Wednesday May 16, 2006

                             FOR IMMEDIATE RELEASE



      New Frontier Energy, Inc. Announces Participation in Gathering Line

     DENVER, CO - New Frontier Energy, Inc. (NFEI - OTCBB), natural resource exploration and production company, engaged in the exploration, acquisition and development of oil and gas properties in the United States today announced that it acquired additional 12.16 Class A limited partnership units, 20.51% before payout and 17.10% after payout, in Slater Dome Gathering, LLLP ("SDG"), in exchange for a subordinated convertible debenture in the amount of $608,194 bearing 2.5% interest and due January 1, 2008. The debenture is convertible into common shares at the conversion price of $2.00 per share. The Company, as of May 10, 2006, owns 82.76% of the Class A limited partnership interests and accordingly, 74.487% of SDG before payout and 62.07% after payout. SDG has built a 18 mile gathering line to collect gas from the Slater Dome Prospect to the Questar transmission line in Baggs, Wyoming.

     Paul G. Laird, New Frontier's President and CEO commented, "We are excited about the increased ownership in SDG because we think that the ownership in the gathering line is a strategic asset and will enhance our ability to acquire leases in the area as well as provide economic returns for the shareholders. "


About New Frontier Energy, Inc.

New Frontier Energy, Inc. is an independent energy company engaged in the exploration, development and production of natural gas and oil and the acquisition of natural gas and oil properties. The company's current and primary focus is on the development and expansion of the Slater Dome coalbed methane project located in the Sand Wash Basin in northwest Colorado and southwest Wyoming--the southern end of the "Atlantic Rim". The Company owns a majority of the limited partnership interests in the 18-mile gas gathering line that delivers gas from the Slater Dome prospect to a transportation hub. New Frontier Energy also holds 28 different leasehold interests in approximately 38,000 gross acres in its Nucla Prospect located in southwest Colorado. The company's common stock is listed on the over the counter bulletin board under the symbol "NFEI". Additional information about New Frontier Energy, Inc. can be found at the Company's website www.nfeinc.com.


For further information contact:

Paul G. Laird, President/CEO
Phone: 303-730-9994

Beverly L. Jedynak, Investor Relations
Martin E. Janis & Company, Inc.
312-943-1100 ext. 12

Forward-looking Statements

The statements contained in this press release which are not historical fact are forward looking statements that involve certain risks and uncertainties including, but not limited to, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.